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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 5(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 23, 2002

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5. Other Events

          The Registrant Files, pursuant to Regulation FD, its earnings news release dated January 23, 2002, entitled "DuPont Reports Fourth Quarter And Full-Year 2001 Earnings," a copy of which is below. This earnings news release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327,
No. 33-61339, No. 33-60069 and No. 333-86363).
January 23, 2002	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS FOURTH QUARTER

AND FULL-YEAR 2001 EARNINGS

Summary
  Fourth quarter 2001 earnings excluding one-time items were $.12 per share, consistent with expectations but below fourth quarter 2000 earnings of $.47 per share. Full-year earnings per share excluding one-time items were $1.19 in 2001 versus $2.73 for the year 2000.
  Fourth quarter after-tax earnings were reduced by about $370 million due to lower volumes and selling prices, partly offset by an estimated $120 million after-tax benefit from lower energy and related raw material costs.
  Excluding the impact of divestitures, sales in the fourth quarter decreased 12 percent versus fourth quarter 2000, reflecting lower worldwide volumes and prices. Segment sales for the fourth quarter and full year were $5.9 billion and $27.7 billion, respectively.
  Worldwide local currency selling prices in the fourth quarter were down 3 percent versus last year's fourth quarter. Currency effects were minimal as a somewhat stronger euro essentially offset the impact of weaker Asian currencies.
  Fourth quarter reported earnings per share were $3.82. One-time items in the quarter totaled a net gain of $3.70 per share and included a gain of $3.72 per share on the sale of DuPont Pharmaceuticals.

Earnings Comparisons

($ per share diluted)

	4Q'01	4Q'00	YR'01	YR'00
Underlying	.12	.47	1.19	2.73
One-Time Items	3.70	(.22)	2.97	(.54)
Reported	3.82	.25	4.16	2.19

          "In 2001, we restructured to meet current and future challenges; we focused capital and research expenditures on growth; and we sold the Pharmaceuticals and selected Polyester businesses. These actions helped us come out of a difficult year with exceptional financial strength," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "Clearly more remains to be done for us to deliver competitively superior earnings performance - which we will do."

Global Sales and Income

          For the quarter, consolidated sales totaled $5.2 billion compared to $6.3 billion in 2000. Segment sales, including transfers and the company's pro rata share of sales by equity affiliates, were $5.9 billion versus $7.2 billion in 2000. Excluding the reduction in sales attributable to divested businesses, segment sales were down 12 percent. Fourth quarter income excluding one-time items was $124 million versus $494 million in 2000. Including one-time items, fourth quarter income was $3,915 million, compared to $261 million in the fourth quarter of 2000, principally reflecting the gain on sale of DuPont Pharmaceuticals.

          For the year 2001, consolidated sales totaled $24.7 billion compared to $28.3 billion in 2000. Full-year segment sales were $27.7 billion, down 10 percent after adjusting for divestitures. Full-year income excluding one-time items was $1,251 million versus $2,878 million in 2000. Underlying segment after-tax operating income (ATOI) of $1,859 million was 49 percent below last year, reflecting significantly lower earnings in all segments, principally due to lower worldwide sales volume and margins.

One-Time Items

          One-time items are described in the notes to the accompanying financial statements and are summarized in the table below:

ONE-TIME ITEMS

	$MM Pretax		$MM After-Tax		($ Per Share)
	2001	2000	2001	2000	2001*	2000
1st Quarter - Total**	(114)	(161)	(72)	(95)	(.07)	(.09)

2nd Quarter - Total	(994)	(418)	(645)	(261)	(.62)	(.25)

3rd Quarter - Total	(56)	68	14	25.01		.02

4th Quarter
Sale of DuPont Pharmaceuticals	6,136		3,817		3.72
Restructuring - Change in Estimate	33		21.02
Polyester Asset Retirement	(23)		(15)		(.01)
Agriculture & Nutrition Intangible
Asset Write-Down	(42)		(32)		(.03)

4th Quarter Total	6,104	(358)	3,791	(233)	3.70	(.22)

Full Year - Total	4,940	(869)	3,088	(564)	2.97	(.54)

*	Quarterly per share amounts do not total to full year due to changes in shares outstanding.
**	Includes $.01 gain from cumulative effect of a change in accounting principle (SFAS 133 - "Accounting for
Derivative Instruments and Hedging Activities").

Segment Sales

          Regional segment sales and related variances for the fourth quarter 2001 compared with the fourth quarter 2000 are summarized below:

	Segment Sales		% Change Due To
	4Q'01 $B	% Change vs. 4Q'00	Local Price	Currency Effect	Volume	Portfolio Changes*
Worldwide	5.9	(17)	(3)	0	(9)	(5)
U.S.	2.5	(25)	(3)	0	(14)	(8)
Europe	1.6	(9)	(1)	3	(7)	(4)
Asia Pacific	1.1	(11)	(6)	(4)	0	(1)
Canada, Mexico, South America	0.7	(14)	(4)	(2)	(5)	(3)

*	Includes impact of reduced ownership of DuPont Photomasks, Inc. and sale of DuPont Pharmaceuticals and certain Polyester businesses.

  Worldwide sales declined 17 percent reflecting a 9 percent reduction from lower volume, 3 percent from lower U.S. dollar prices, and a 5 percent reduction from portfolio changes.
  U.S. fourth quarter sales volume was down 14 percent, reflecting ongoing weakness in major U.S. industrial markets.
  In Europe, a volume decline of 7 percent was partly offset by the stronger euro which increased sales by 3 percent.
  Asia Pacific volume was flat after experiencing a 6 percent year-on-year decline in the third quarter. Weakening currencies reduced regional sales by 4 percent.

Full-Year Segment Sales

          Regional segment sales and related variances for the full-year 2001 compared with the full-year 2000 are summarized below:

	Segment Sales		% Change Due To
	YR'01 $B	% Change vs. YR'00	Local Price	Currency Effect	Volume	Portfolio Changes*
Worldwide	27.7	(13)	(1)	(2)	(8)	(2)
U.S.	13.2	(17)	(1)	0	(12)	(4)
Europe	7.2	(6)	1	(3)	(3)	(1)
Asia Pacific	4.4	(8)	(2)	(4)	(2)	0
Canada, Mexico, South America	2.9	(12)	(2)	(3)	(6)	(1)

*	Includes impact of reduced ownership of DuPont Photomasks, Inc. and sale of DuPont Pharmaceuticals and certain Polyester businesses.

Business Segment Performance

          The following compares fourth quarter 2001 results before one-time items for each segment with those for the fourth quarter 2000.

  Performance Coatings & Polymers - Sales were 9 percent lower reflecting 10 percent lower volume. Fourth quarter sales reflect lower vehicle builds, weaker demand from electronics and high technology industries, lower global refinish volume, and inventory reductions by ink customers.
  Specialty Fibers - Sales were 10 percent lower reflecting a 6 percent volume reduction and 4 percent lower prices. ATOI was 52 percent lower resulting from lower sales and margins. In the Apparel & Textile Science businesses, nylon textile prices and volumes were down significantly, reflecting a global recession in the apparel industry, while higher spandex volumes were more than offset by significantly lower prices. Sales and earnings from Nonwovens increased, reflecting strong sales of protective apparel, medical fabrics, and construction products.

  Specialty Polymers - Sales were down 22 percent reflecting 15 percent lower volume and 7 percent lower prices. ATOI declined 49 percent reflecting lower volumes. Electronic Technologies and Fluoropolymers prices and volumes were significantly affected as worldwide demand in electronics and related high-technology markets continued to soften.
  Pigments & Chemicals - Sales declined 16 percent on 10 percent lower volume and 6 percent lower prices. 44 percent lower segment earnings principally reflect lower demand and prices for White Pigment & Mineral Products, significant declines in DuPont Chemical Solutions Enterprise volumes, and lower demand in Fluorochemicals markets.
  Polyester - Sales were 24 percent lower (16 percent excluding portfolio changes) as depressed conditions continued in worldwide markets, particularly apparel. The fourth quarter loss was $29 million versus earnings in fourth quarter 2000 of $30 million.
  Nylon - Sales decreased 19 percent with ATOI down 73 percent, principally reflecting the impact of significantly lower worldwide flooring and intermediates volumes and lower margins. Demand continued to weaken in the flooring market, reflecting reduced spending and significant inventory reductions at carpet mills.
  Agriculture & Nutrition - Sales were up 6 percent reflecting 8 percent higher volume partly offset by 2 percent lower prices, largely due to currency impact. Volume improvements versus a year ago in the Pioneer seed business and Crop Protection Products reflect business growth outside of North America, including successful launch of new crop protection products. ATOI was a loss of $93 million, compared to a loss of $81 million in fourth quarter 2000. Full-year segment ATOI was $244 million versus $345 million for the prior year.
  Pharmaceuticals - Fourth quarter ATOI was $28 million versus a loss of $13 million in last year's fourth quarter. Essentially all of the fourth quarter income is from the company's share of proceeds from Merck & Co.'s sale of the hypertension drug Cozaar® / Hyzaar® . Last year's fourth quarter loss reflects full operation of DuPont Pharmaceuticals, now divested, as well as income from Cozaar® / Hyzaar® .

Outlook

          The company expects 2002 underlying earnings per share to exceed those of 2001, despite continual recessionary pressures through at least the first quarter 2002. The company expects that its first quarter 2002 underlying earnings per share will be substantially above fourth quarter 2001, though below first quarter 2001.

Key elements of this outlook include:

  Macro Economic Outlook - The company expects the level of global economic activity for the full-year 2002 to be similar to that of 2001 - though unlike 2001, we expect the second half to be stronger than the first half. This view is reflected in business planning assumptions for 2002, which include zero to slightly negative global GDP real growth in the first quarter, improving over the course of the year, and averaging just below the expected 1 percent global real GDP growth for 2001.
  Pricing Environment - Given the manufacturing sector's very low utilization rates, the company expects that several quarters of demand growth may be needed to absorb capacity before industry pricing improves. Thus, margin benefit from lower energy and raw materials prices will likely be constrained by lower selling prices through much of 2002.

         The restructuring and portfolio actions taken by DuPont in 2001 - as well as ongoing work in productivity, product development, and customer initiatives - should more than offset the incremental macro economic challenges expected in 2002. These actions will result in reduction of fixed costs, improvement in pharmaceutical segment results, fewer shares outstanding, and lower interest expense for DuPont. In addition, reduced amortization expense, due to new accounting standards, is expected to essentially offset the impact of decreased pension credits.

          "We recognize that there is more rough water ahead for manufacturers, at least through the first half of 2002," Holliday said. "But the actions we took last year position us to grow earnings per share in 2002, and we will continue to take the steps necessary to meet our longer term growth targets."

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

1/23/02

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Year Ended
CONSOLIDATED INCOME STATEMENT	December 31		December 31
(Dollars in millions, except per share)	2001	2000	2001	2000

SALES	$ 5,229	$6,316	$24,726	$28,268
Other Income(a)	123	(52)	644	934

Total	5,352	6,264	25,370	29,202

Cost of Goods Sold and Other Expenses(b)	3,668	4,188	16,727	18,207
Selling, General and Administrative Expenses	656	765	2,925	3,041
Depreciation	325	360	1,320	1,415
Amortization of Goodwill and Other Intangible Assets	96	116	434	445
Research and Development Expense	300	453	1,588	1,776
Interest Expense	98	194	590	810
Purchased In-Process Research and Development(c)	-	-	-	(11)
Employee Separation Costs and Write-Down of Assets(d)	32	(25)	1,078	101
Gain on Sale of Pharmaceutical Assets(e)	(6,136)	-	(6,136)	-
Gain on Issuance of Stock by Affiliates - Nonoperating(f)	-	-	-	(29)

Total	(961)	6,051	18,526	25,755

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	6,313	213	6,844	3,447
Provision for (Benefit from) Income Taxes	2,380	(61)	2,467	1,072
Minority Interests in Earnings of Consolidated Subsidiaries	18	13	49	61

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	3,915	261	4,328	2,314
Cumulative Effect of a Change in Accounting Principle, Net of Income Taxes(g)	-	-	11	-

NET INCOME	$ 3,915	$ 261	$ 4,339	$ 2,314

BASIC EARNINGS PER SHARE OF COMMON STOCK(h)(i)
Income before Cumulative Effect of a Change in Accounting Principle	$ 3.83	$ .25	$ 4.17	$ 2.21
Cumulative Effect of a Change in Accounting Principle	-	-	.01	-

Net Income	$ 3.83	$ .25	$ 4.18	$ 2.21

DILUTED EARNINGS PER SHARE OF COMMON STOCK(h)(i)
Income before Cumulative Effect of a Change in Accounting Principle	$ 3.82	$ .25	$ 4.15	$ 2.19
Cumulative Effect of a Change in Accounting Principle	-	-	.01	-

Net Income	$ 3.82	$ .25	$ 4.16	$ 2.19

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.40	$ 1.40

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
  Total year 2001 includes a $52 gain resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

  Fourth quarter 2000 includes a noncash charge of $342 to write down the Company's investment in WebMD to estimated fair market value and to write off warrants returned to WebMD in connection with terminating the Company's 1999 healthcare collaboration agreement with WebMD. Fourth quarter 2000 also includes a $24 gain related to formation of a global 50/50 joint venture with Sabanci Holding for industrial nylon.

  In addition, total year 2000 includes the following gains: $94 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks, $23 resulting from the sale of the Company's interest in a Mexican affiliate, and $176 resulting from the sale by Pioneer of certain equity securities classified as available for sale.

  Total year 2001 includes charges of $56 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto and $133 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair value on October 1, 1999.

  Fourth quarter and total year 2000 charges related to the sale of acquired Pioneer inventory were $20 and $609, respectively. Fourth quarter 2000 also includes a charge of $45 to establish a litigation reserve within the Pharmaceuticals segment.

  Total year 2000 also includes a charge of $29 for accrued post-employment costs for Pioneer employees and a charge of $100 to increase the Company's reserve for Benlate® 50 DF fungicide litigation.

  Total year 2000 includes a credit of $11 that was recorded based on revisions of preliminary purchase price allocations associated with the Pioneer acquisition.
  Fourth quarter 2001 includes charges of $42 for the write-down of intangible assets related to the TOPCROSS® high oil corn business due to a decision to discontinue development research efforts, primarily as a result of a deteriorating commercial market outlook, and $23 for the shutdown of polyester assets at Circleville. These charges were partly offset by a net benefit of $33 to reflect changes in estimates related to restructuring activities.

  In addition, total year 2001 includes the following charges: $441 associated with separation costs for approximately 5,500 employees, $303 for asset impairments (principally the write-down of polyester assets), and $302 related to the shutdown and dismantlement of several facilities.

  During the fourth quarter 2000, a net benefit of $25 was recorded to reflect changes in estimates related to restructuring activities. Total year 2000 includes restructuring charges of $126 resulting from the activities within Pigments & Chemicals and Performance Coatings & Polymers, partly offset by the $25 fourth quarter changes in estimates as discussed above.

  On October 1, 2001, the Company received about $7,800 in cash from the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb. The after-tax gain on this transaction was $3,817, excluding the $49 deferred tax benefit recorded in the third quarter. As part of the transaction, the Company retained its interest in Cozaar®/Hyzaar®.
  Represents an increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.
  On January 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

(h) Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended	Year Ended
	December 31	December 31
	Basic	Diluted	Basic	Diluted
2001	1,020,894,862	1,025,031,995	1,035,992,748	1,041,164,629
2000	1,039,337,687	1,045,723,893	1,043,358,416	1,051,042,524

(i) Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

	Three Months Ended		Year Ended
CONSOLIDATED SEGMENT INFORMATION(a)	December 31		December 31
(Dollars in millions)	2001	2000	2001	2000

SEGMENT SALES(b)
Agriculture & Nutrition	$ 715	$ 676	$ 4,316	$ 4,461
Nylon	639	789	2,696	3,149
Performance Coatings & Polymers	1,401	1,544	5,754	6,485
Pharmaceuticals	-	315	902	1,487
Pigments & Chemicals	785	935	3,554	3,907
Polyester	420	555	1,895	2,278
Specialty Fibers	1,031	1,146	4,418	4,959
Specialty Polymers	890	1,142	3,875	4,508
Other	50	72	279	443

Total Segment Sales	5,931	7,174	27,689	31,677

Elimination of Intersegment Transfers	(96)	(141)	(480)	(642)
Elimination of Equity Affiliate Sales	(609)	(718)	(2,493)	(2,773)
Miscellaneous	3	1	10	6

CONSOLIDATED SALES	$5,229	$6,316	$24,726	$28,268

AFTER-TAX OPERATING INCOME (LOSS)(c)(d)
Agriculture & Nutrition(e)	$ (120)	$ (303)	$ 19	$ (227)
Nylon(f)	24	86	(75)	285
Performance Coatings & Polymers(g)	95	196	319	674
Pharmaceuticals(h)	3,845	(57)	3,924	89
Pigments & Chemicals(i)	110	196	439	714
Polyester(j)	(40)	34	(349)	66
Specialty Fibers	66	140	356	740
Specialty Polymers	99	191	372	714
Other(k)	(36)	(24)	(69)	39

Total Segment ATOI	4,043	459	4,936	3,094

Interest & Exchange Gains and Losses	(54)	(112)	(311)	(493)
Corporate Expenses(l)	(66)	(86)	(281)	(287)
Corporate Minority Interest(m)	(8)	-	(16)	-

INCOME FROM OPERATIONS	$3,915	$ 261	$ 4,328	$ 2,314

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION

(a) Certain reclassifications of segment data have been made to reflect changes in organizational structure. The Agriculture & Nutrition segment now includes the Pioneer business. The Specialty Fibers segment now includes the new Apparel & Textile Sciences strategic business unit, which comprises the former Lycra® business, nylon apparel and specialty textile businesses, and the polyester branded specialties businesses.
  Includes pro rata share of equity affiliate sales and intersegment transfers. Excludes sales of intermediates by DuPont to joint ventures within the Nylon and Polyester segments.
  Fourth quarter and total year 2001 includes a net benefit of $21 resulting from changes in estimates related to restructuring activities, principally in the following segments: Agriculture & Nutrition - $6; Nylon - $8; and Polyester - $4. Total year 2001 also includes charges of $679 resulting from employee terminations, facility shutdowns, and asset impairments in the following segments: Agriculture & Nutrition - $80; Nylon - $143; Performance Coatings & Polymers - $60; Pigments & Chemicals - $30; Polyester - $264; Specialty Fibers - $30; Specialty Polymers - $32; and Other - $40.
  Fourth quarter and total year 2000 includes a net benefit of $15 resulting from changes in estimates related to restructuring activities as follows: Agriculture & Nutrition - $6; Nylon - $3; Performance Coatings & Polymers - $2; and Polyester - $4.
  Fourth quarter and total year 2001 includes a charge of $32 to write down intangible assets related to the TOPCROSS® high oil corn business due to a decision to discontinue development research efforts, primarily as a result of a deteriorating commercial market outlook. In addition, total year 2001 includes a charge of $83 resulting from the sale of acquired Pioneer inventories and a charge of $35 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto.

  Fourth quarter 2000 includes a charge of $13 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair value on October 1, 1999 and a charge of $215 to write down the Company's investment in WebMD to estimated fair market value and to write off warrants returned to WebMD in connection with terminating the Company's 1999 healthcare collaboration agreement with WebMD. Total year 2000 includes additional charges of $366 resulting from the sale of acquired Pioneer inventories, a charge of $62 to increase the Company's reserve for Benlate® 50 DF fungicide litigation, and a charge of $42 for accrued post-employment benefits for Pioneer employees. These charges were partly offset by a $109 gain resulting from the sale by Pioneer of certain equity securities classified as available for sale, and a credit of $11 to reduce the preliminary purchase price allocated to Pioneer purchased in-process research and development.

  Fourth quarter and total year 2000 includes a $24 gain related to formation of a global 50/50 joint venture with Sabanci Holding for industrial nylon.
  Total year 2000 includes a charge of $61 related to separation costs for about 1,000 employees, the shutdown of related manufacturing facilities, and other exit costs.
  Fourth quarter 2001 reflects a gain of $3,817 associated with the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb. Total year 2001 reflects the fourth quarter gain on the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb and the $49 deferred tax benefit recorded in the third quarter.

  Fourth quarter and total year 2000 includes a charge of $44 to establish a litigation reserve.

  Total year 2000 includes a charge of $17 resulting from restructuring manufacturing operations at the Chambers Works site, offset by a gain of $16 attributable to the sale of the Company's interest in a Mexican affiliate.
  Fourth quarter and total year 2001 include a charge of $15 resulting from the shutdown of polyester assets at the Circleville, Ohio site.

  Total year 2001 includes a gain of $34 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

  Total year 2000 includes a gain of $62 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

  Total year 2000 includes a nonoperating gain of $19 on issuance of stock by affiliates. This represents the increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.
  Represents a rate of return to third party preferred equity investors who made capital contributions during 2001 to consolidated subsidiaries. At year-end, such contributions totaled approximately $2,000.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)
(4th QUARTER 2001 VS. 4th QUARTER 2000)
	Segment Sales
	Three Months Ended		Percentage Change Due to:
	December 31		U.S.$
	$	% Change	Price	Volume	Other(b)

Agriculture & Nutrition	$ 715	6%	(2)%	8%
Nylon	639	(19)	(3)	(16)
Performance Coatings & Polymers	1,401	(9)	1	(10)
Pharmaceuticals	-	(100)	-	-	(100)%
Pigments & Chemicals	785	(16)	(6)	(10)
Polyester	420	(24)	(8)	(8)	(8)
Specialty Fibers	1,031	(10)	(4)	(6)
Specialty Polymers	890	(22)	(7)	(15)
Other	50	(31)	-	-	(31)

Total	$5,931	(17)%	(3)%	(9)%	(5)%

(a)	Includes intersegment transfers and pro rata share of equity affiliate sales.
(b)	Reflects sales decrease due to divestitures.

SEGMENT INFORMATION	Three Months Ended			Year Ended
EXCLUDING IMPACT OF ONE-TIME ITEMS -	December 31			December 31
(Dollars in millions)	2001	2000	% Chg.	2001	2000	% Chg.

AFTER-TAX OPERATING INCOME (LOSS)
Agriculture & Nutrition	$(93)	$ (81)	N/M	$ 244	$ 345	(29)%
Nylon	16	59	(73) %	60	258	(77)
Performance Coatings & Polymers	93	194	(52)	377	733	(49)
Pharmaceuticals	28	(13)	N/M	58	133	(56)
Pigments & Chemicals	110	196	(44)	469	715	(34)
Polyester	(29)	30	N/M	(74)	62	N/M
Specialty Fibers	67	140	(52)	387	740	(48)
Specialty Polymers	97	191	(49)	402	714	(44)
Other	(37)	(24)	N/M	(64)	(23)	N/M

Total Segment ATOI	252	692	(64)	1,859	3,677	(49)

Interest & Exchange Gains and Losses	(54)	(112)		(311)	(493)
Corporate Expenses	(66)	(86)		(281)	(306)
Corporate Minority Interest	(8)	-		(16)	-

INCOME FROM OPERATIONS	$124	$494	(75)%	$1,251	$2,878	(57)%

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY
(Dollars in millions, except per share)
	Three Months Ended			Year Ended
	December 31			December 31
	2001	2000	% Chg.	2001	2000	% Chg.
Selected Income Statement Data -
Excluding Impact of One-Time Items
and Cumulative Effect of a Change
in Accounting Principle

Consolidated Sales	$5,229	$6,316	(17)%	$24,726	$28,268	(13)%
Segment Sales	5,931	7,174	(17)	27,689	31,677	(13)
Segment ATOI	252	692	(64)	1,859	3,677	(49)
EBIT	323	782	(59)	2,574	5,189	(50)
EBITDA	744	1,258	(41)	4,328	7,049	(39)
Income from Operations	124	494	(75)	1,251	2,878	(57)
EPS - Diluted	0.12	0.47	(74)	1.19	2.73	(56)

4th Quarter 2001 Vs.		Year 2001 Vs.
4th Quarter 2000		Year 2000

Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items

Local Prices	$(195)	$ (135)
Volume	(175)	(800)
Costs	(10)	(635)
Currency	(10)	(125)
Other	(50)	(123)

Total	$(440)	$(1,818)

Six Sigma Estimated Annualized Pretax Benefits

From Ongoing Projects	$ 650
From Completed Projects	$ 900

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Assistant Controller

January 23, 2002